ashurst

Manufacturing Agreement

Europa International Pty Limited
ACN 137 519 307

and

Coca-Cola Amatil (Aust) Pty Limited
ACN 076 594 119

2016

MRW\YZH\02 3002 1826

CONTENTS

CLAUSE **PAGE**

Schedule

THIS AGREEMENT is made on 22 December 2016

BETWEEN:

(1) **Europa International Pty Limited** ACN 137 519 307 of 29 Anvil Road, Seven Hills NSW 2147 (**Europa**); and

(2) **Coca-Cola Amatil (Aust) Pty Ltd** ACN 076 594 119 of Level 14, 40 Mount Street, North Sydney, NSW 2060 (**CCA**).

RECITALS:

(A) CCA has been the distributor of the Products in the Territory under the Distributorship Agreement.

(B) Under the Distributorship Agreement, the parties agreed that CCA would have the right to exercise the IP Call Option if the conditions set out in clause 6.1 of the Distributorship Agreement were met.

(C) The IP Call Option has been triggered and therefore, Europa and CCA are required to enter into a manufacturing agreement for the manufacture of the Products.

THE PARTIES AGREE AS FOLLOWS:

1. INTERPRETATION

1.1 Definitions

The following definitions apply in this document.

250ml Base Price has the meaning given to it in Schedule 1 of this document.

ACCC means Australian Competition and Consumer Commission.

AUSTRALIAN BITTERS Brand means the AUSTRALIAN BITTERS brand, including:

(a) the words AUSTRALIAN BITTERS, AUSTRALIAN BITTERS COMPANY and AUSTRALIAN BITTERS COMPANY AROMATIC BITTERS CRAFTED WITH CARE;

(b) the AUSTRALIAN BITTERS COMPANY AROMATIC BITTERS CRAFTED WITH CARE Logo trade mark set out in part 1 of Schedule 2 to this document;

(c) the visual identity of those brands, including the visual identity of the Products and the AUSTRALIAN BITTERS Intellectual Property;

(d) all promotional, marketing and advertising materials for the AUSTRALIAN BITTERS, AUSTRALIAN BITTERS COMPANY and AUSTRALIAN BITTERS COMPANY AROMATIC BITTERS CRAFTED WITH CARE brands and the Products; and

(e) any existing, new or additional extensions of the AUSTRALIAN BITTERS brand.

AUSTRALIAN BITTERS Intellectual Property means all Intellectual Property in the AUSTRALIAN BITTERS Brand and all Intellectual Property in the Products, whether existing as at the date of this document or otherwise acquired, developed, created or registered by Europa during the term of the Distributorship Agreement, and includes the Recipes, the AUSTRALIAN BITTERS Know How and the Intellectual Property set out in Schedule 2 to this document.

AUSTRALIAN BITTERS Know How means all written or oral information relating to the AUSTRALIAN BITTERS Intellectual Property and the Products which is in Europa's possession or control or that is used by Europa in relation to the manufacture, production, packing, labelling or packaging of the Products.

Australian Consumer Law means Schedule 2 to the *Competition and Consumer Act 2010* (Cth).

Authorisation means:

(a) an approval, authorisation, consent, declaration, exemption, permit, licence notarisation or waiver, however it is described, and including any condition attached to it; and

(b) in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken,

including any renewal or amendment.

Authorised User in respect of any Australian Intellectual Property has the same meaning as under the Trade Marks Act and has a similar meaning in respect of any Intellectual Property in other parts of the Territory.

Bitters means an aromatic liquid with a bitter or bittersweet flavour derived from herbs, fruits, spices, roots and / or other botanical matter but does not include any alcoholic or non-alcoholic ready to drink beverages.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney, New South Wales.

Change of Control has the meaning given to it in clause 20.3.

Claim means in relation to a person, a claim, cause of action, proceeding, suit or demand made against the person concerned however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

Claim Notice has the meaning given to it in clause 7.3(a).

Confidential Information means information that:

(a) relates to the business of Europa or CCA (including the existence and terms of this document) in connection with the Products (including any Recipe); and

(b) is made available by or on behalf of the disclosing party to the receiving party, or is otherwise obtained by or on behalf of the receiving party; and

(c) is by its nature confidential or the receiving party knows, or ought to know, is confidential;

(d) includes the Recipes or any part thereof;

(e) includes information disclosed under clauses 5 and 9.2; and

(f) in respect of CCA, includes CCA's customer lists.

Confidential Information may be made available or obtained directly or indirectly, and before, on or after the date of this document.

Confidential Information does not include information that:

(a) is in or enters the public domain through no fault of the receiving party or any of its officers, employees or agents;

(b) is or was made available to the receiving party by a person (other than the disclosing party) who is not or was not then under an obligation of confidence to the disclosing party in relation to that information; or

(c) is or was developed by the receiving party independently of the disclosing party and any of its officers, employees or agents.

Consumer Price Index means All Groups Consumer Price Index, weighted average of metropolitan capital cities (eight cities), as published in the Australian Bureau of Statistics Catalogue No. 6401.0 or if that index is suspended or discontinued, the index substituted for it by the Australian Bureau of Statistics.

Contract Period has the meaning given to it in clause 3.2(f).

Control means holding, directly or indirectly, the legal or beneficial ownership of 50% or more of the total issued share capital in an entity.

Corporations Act means *Corporations Act 2001* (Cth).

Current Product List means the list of Products in Schedule 1, as amended from time to time in accordance with this document.

DME means CCA's direct marketing expenditure or accruals in connection with the Products. For the avoidance of doubt, DME includes (without limitation):

(a) any payments, fees or any similar incentives provided to customers in connection with the stocking of any Product;

(b) any payments, fees, discounts or similar incentives provided to customers in connection with the customer providing a promotional benefit in connection with a Product (e.g. fees charged to list a Product in a customer's catalogue, promotional support funding provided in connection with a Product); and

(c) costs relating to design of marketing materials and packaging in relation to Products.

DME Contribution Amount has the meaning given to it in clause 11(d).

DME Contribution Cap means 50% of DME.

Distributorship Agreement means the distributorship agreement between CCA and Europa dated on or about 20 June 2014.

Eastern Creek Facility means Coca Cola Amatil Eastern Creek Distribution Centre located at M7 Business Hub, 9 Roussell Road, Eastern Creek, NSW.

Excise means the tariff imposed on the manufacture or production in Australia of excisable goods and which is payable to the Australian Taxation Office pursuant to the *Excise Act 1901*, the *Excise Tariff Act 1921*, the regulations made under that Act and any Excise Acts as defined in section 4 of the *Excise Act 1901*.

Forecast Order has the meaning given to in clause 5.1.

Forecast Period has the meaning given to in clause 5.1.

Force Majeure Event means any occurrence or non-occurrence as a result of which a party is prevented from or delayed in performing any of its obligations under this document and that is beyond the reasonable control of that party, including forces of nature, industrial action and action or inaction by a Government Agency.

Government Agency means:

(d) a government or government department or other body;

(e) a governmental, semi-governmental or judicial person; or

(f) a person (whether autonomous or not) who is charged with the administration of a Law.

GST means the same as "GST" means in the GST Act.

GST Act means the *A New System (Goods and Services Tax) Act 1999* (Cth).

Initial Term has the meaning given to it in clause 3.1.

Input Tax Credit means the same as "input tax credit" means in the GST Act.

Insolvency Event means, for a person, being in liquidation or provisional liquidation or under administration, having a controller (as defined in the Corporations Act) or analogous person appointed to it or any of its property, being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand, being unable to pay its debts as and when they fall due or otherwise insolvent, taking any step that could result in the person becoming an insolvent under administration (as defined in section 9 of the Corporations Act), entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event under the laws of any applicable jurisdiction.

Intellectual Property means all present and future intellectual property rights conferred by law, including in relation to any copyright, trade marks, designs, patents, circuit layouts, plant varieties, business and domain names, inventions and Confidential Information, and other results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields whether or not registrable, registered or patentable.

These rights include:

(a) all rights in all applications to register these rights;

(b) all renewals and extensions of these rights; and

(c) all rights in the nature of these rights, excluding Moral Rights.

IP Assignment Agreement means the intellectual property assignment agreement between Europa and CCA dated on or about the date of this document.

IP Call Option means the right of CCA to purchase the AUSTRALIAN BITTERS Intellectual Property in the Territory, resulting from the exercise of CCA's rights under clause 6.1 of the Distributorship Agreement.

IP Co-Existence Deed means the co-existence deed between Europa and CCA dated on or about the date of this document.

Law means any law (including subordinate or delegated legislation or statutory instruments of any kind) in the Territory and also any judgment, order, policy, guideline, official directive

or request (even if it does not have the force of law) of any Government Agency or regulatory body, including a stock exchange within the Territory.

Liability means, in relation to a person, any liability or obligation however it arises and whether it is present or future, fixed or unascertained, actual or contingent and including any liability for consequential or indirect loss, economic loss or loss of profits.

Loss includes any loss, damage, Liability, compensation, fine, penalty, charge, payment, cost or expense (including any legal cost and expense) on a full indemnity basis however it arises and whether it is present or future, fixed or unascertained, actual or contingent and including any consequential or indirect loss, economic loss or loss of profits.

Mandatory Reporting Incident has the meaning given to it in clause 19.1(b).

Moral Rights means rights of integrity of authorship, rights of attribution or authorship, rights not to have authorship falsely attributed, and rights of a similar nature conferred by statute in anywhere in the world that may now exist or that may come to exist in relation to the work.

New Threshold Price means, in relation to a Product, the Threshold Price for that Product set out in the row immediately below the Threshold Price paid by CCA at the time. By way of example, if CCA was paying the 250ml Threshold 1 Price for the 250ml SKUs at the time, the New Threshold Price is the 250ml Threshold 2 Price.

PPSA means the *Personal Property Securities Act 2009* (Cth).

Products means bitters of all flavours produced by Europa, or any product bearing the AUSTRALIAN BITTERS Brand, in all packaged forms and sizes, being at the date of this document the products as listed in the Current Product List and thereafter as improved, modified, developed or replaced by Europa during the Contract Period. For the avoidance of doubt, the Products will also include any new or additional flavours, varieties or types of bitters produced by Europa (including alcoholic and non-alcoholic ready to drink beverages if requested by CCA), or any other product that may be produced under or in connection with the AUSTRALIAN BITTERS Brand, but does not include alcoholic and non-alcoholic ready to drink beverages developed or produced by Europa that does not bear the AUSTRALIAN BITTERS Brand.

Quarterly Report has the meaning given to in clause 5.1.

Recipes mean all recipes, lists of ingredients, formulations and production methods for the Products.

Related Party has the meaning given in section 228 of the Corporations Act.

Relevant Notice has the meaning given in clause 3.2(a).

Security Interest means:

(a) a mortgage, charge, pledge, lien, hypothecation, power of attorney or title retention arrangement, a right of set-off or right to withhold payment of a deposit or other money, a notice under section 255 of the Income Tax Assessment Act 1936 (Cth), subdivision 260-A in schedule 1 of the Taxation Administration Act 1953 (Cth) or any similar legislation;

(b) any other interest or arrangement of any kind that secures the payment of money or the performance of an obligation or which gives a creditor priority over unsecured creditors in relation to any property; or

(c) any agreement to create any of them or to allow any of them to exist.

Start Date means 1 January 2017.

Tax means a tax, Excise, levy, duty, charge, deduction or withholding, however it is described, that is imposed by law or by a Government Agency, together with any related interest, penalty, fine or other charge.

Territory means the countries, islands and territories described in Schedule 3.

Threshold Amount means each of the amounts set out under the column "Threshold" in Schedule 1 of this document.

Threshold Price means each of the prices set out under the column "Threshold Price" in Schedule 1 of this document.

Trade Marks Act means the *Trade Marks Act 1995* (Cth).

Trade Mark Register means the public register of trade marks in the relevant jurisdiction within the Territory.

1.2 **Rules for interpreting this document**

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a) A reference to:

(i) a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii) a document (including this document) or agreement, or a provision of a document (including this document) or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii) a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv) a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v) anything (including a right, obligation or concept) includes each part of it.

(b) A singular word includes the plural, and vice versa.

(c) A word which suggests one gender includes the other genders.

(d) If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.

(e) If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f) A reference to **information** is to information of any kind in any form or medium, whether formal or informal, written or unwritten, for example, computer software or programs, concepts, data, drawings, ideas, knowledge, procedures, source codes or object codes, technology or trade secrets.

(g) The word **agreement** includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(h) The expression **this document** includes the agreement, arrangement, understanding or transaction recorded in this document.

(i) The words **subsidiary, holding company** and **related body corporate** have the same meanings as in the Corporations Act.

(j) Words defined in the GST Act have the same meaning in clauses concerning GST.

(k) If a person is a member of a GST group, references to GST which the person must pay and to Input Tax Credits to which the party is entitled include GST which the representative member of the GST group must pay and Input Tax Credits to which the representative member is entitled.

(l) References to GST extend to any notional liability of any person for GST and to any amount which is treated as GST under the GST Act, and references to an Input Tax credit extend to any notional Input Tax Credit to which any person is entitled.

(m) A reference to **dollars** or **$** is to an amount in Australian currency.

1.3 **Non Business Days**

If the day on or by which a person must do something under this document is not a Business Day:

(a) if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b) in any other case, the person must do it on or by the previous Business Day.

2. **APPOINTMENT**

CCA appoints Europa to manufacture the Products and grants Europa an exclusive, non-transferable, royalty free licence to use the AUSTRALIAN BITTERS Intellectual Property to the extent needed to manufacture the Products.

3. **TERM**

3.1 **Initial Term**

The term of this agreement starts on the Start Date and ends on the earlier of:

(a) the date of termination by either party in accordance with this agreement; or

(b) 31 December 2031 (**Initial Term**).

Notwithstanding any term of the Distributorship Agreement to the contrary, the Distributorship Agreement shall remain in force from the date of this document until 31 December 2016 when it will automatically terminate (and thereupon clause 24.4 of the Distributorship Agreement will apply as if the Distributorship Agreement had terminated pursuant to a clause referred to in clause 24.4 of the Distributorship Agreement).

3.2 **Matching Right**

(a) If, at the end of the Initial Term, CCA proposes to procure the manufacture of the Products from a third party, it must give Europa written notice of such proposed

change no later than 3 months' prior to the end of the Initial Term (**Relevant Notice**).

(b) The Relevant Notice must include all the material terms and conditions (including pricing) of the alternative proposal to manufacture the Products as well as the identity of the third party to the extent permitted by law and subject to any confidentiality obligations on CCA.

(c) Europa will have the right, but not the obligation at any time during the period of ten Business Days following receipt of a Relevant Notice (**Matching Right Period**) to match the terms of the proposal set out in the Relevant Notice by providing notice of its terms in writing (**Counter Proposal**).

(d) If the terms set out in the Counter Proposal are the same or more favourable to CCA than the terms set out in the Relevant Notice, CCA must extend this agreement on the terms of the Counter Proposal for a period of 2 years commencing at the end of the Initial Term (**Further Term**).

(e) After a further 2 year period at the end of the Further Term and every two year period thereafter if CCA proposes to procure the manufacture of the Products by a third party, it must give Europa a Relevant Notice and the remaining provisions of this clause (with the necessary modifications) to permit Europa to match the terms of the alternative proposal will apply.

(f) The Initial Term, the Further Term and any extensions at the end of the Further Term together constitute the contract period (**Contract Period**).

4. ORDERS

(a) CCA may from time to time give to Europa written orders for the Products.

(b) Subject to clause 4(c), Europa must accept orders from CCA if CCA is not in breach of this document at the time the order is placed, including CCA's obligation to pay for the Products.

(c) Europa must accept orders from CCA despite CCA's failure to pay for the Products under clause 4(b) if that failure is as a result of a genuine dispute set out in a Dispute Notice.

(d) An order takes effect when given and constitutes a binding contract of Europa to manufacture the Products and CCA to buy the ordered Products. An order cannot be cancelled by one party without the written consent of the other party.

5. FORECASTS

5.1 Quarterly Reports

During the Contract Period, CCA will send Europa by the 8th Business Day of each calendar quarter a report (**Quarterly Report**) specifying CCA's Forecast Orders for the Forecast Period,

where:

Forecast Order means CCA's specific forecast of the number of each of the Products it will need to order for each of the months within the Forecast Period; and

Forecast Period means a 12 month period commencing with the first day of the first quarter following the date of each Quarterly Report,

(all periods (e.g. months and quarters) and dates being determined in accordance with CCA's fiscal calendar from time to time).

5.2 **Forecast Orders**

(a) CCA will use all reasonable endeavours to ensure that reporting and forecasting is accurate.

(b) The forecasting procedure will result in a rolling forecast, whereby:

(i) in each Quarterly Report, the previous oldest quarter will fall away and a new future quarter will be added; and

(ii) CCA will have an opportunity to update its forecast for each forecast month included in the Quarterly Report.

6. **MANUFACTURING**

6.1 **Procurement**

Europa must procure in time all raw materials needed to manufacture the Products.

6.2 **Standard of raw materials**

Europa must:

(a) only acquire raw materials as specified or approved in writing by CCA; and

(b) must not substitute comparable raw materials or other supplies for those which CCA specifies or approves without the prior written consent of CCA.

(c) CCA is deemed to have consented to Europa's use of the same raw materials as used in the manufacture of the Products during the term of the Distributorship Agreement.

6.3 **Place of manufacture**

The Products must be manufactured at Europa's plant located in New South Wales, or at other premises CCA agrees to in writing.

6.4 **Manufacturing specifications**

Europa must manufacture each Product to the same standard as used in the manufacture of the Products during the term of the Distributorship Agreement.

6.5 **Packaging**

(a) Europa must pack the Products into packaging specified by CCA and put on each unit packaging the batch or lot number and labels which CCA specifies.

(b) If CCA makes any changes to the Product packaging that results in an increase of manufacturing costs, then Europa will have the right to pass on that increase of costs to CCA.

6.6 **Excisable products**

If any Product becomes subject to Excise, Europa must obtain, and maintain at all times, all licences necessary for it to comply with its obligations under this Agreement (including in relation to the manufacture, supply and sale of the Products).

7. DELIVERY

7.1 Place of delivery

Europa must ensure all Products are delivered to CCA's facility at Eastern Creek, NSW or any other facility as CCA may direct.

7.2 Risk and title

(a) Risk in the goods shall pass to CCA upon delivery of the Products by Europa.

(b) Title to the Products comprised will not pass to CCA until CCA has paid the price of those Products to Europa.

7.3 Quality of product on delivery

(a) If CCA claims that all or any part of a delivery does not comply with the specifications or the quality standards previously agreed, CCA must, as soon as it becomes aware of the non-compliance in respect of a delivery, give a claim notice to Europa (**Claim Notice**).

(b) The Claim Notice must identify:

(i) the disputed delivery; and

(ii) why CCA considers the disputed delivery does not comply with the specifications or quality standards previously agreed.

(c) Europa and CCA must ensure their representatives:

(i) meet or communicate with each other promptly after receipt of a Claim Notice by CCA;

(ii) examine the disputed delivery;

(iii) see if they agree whether or not the disputed delivery complies with the specifications and quality standards previously agreed; and

(iv) if they agree that the disputed delivery does not comply with the specifications or quality standards previously agreed, see if they agree to do one or more of the following:

(A) reduce the price for the disputed delivery;

(B) amend the specifications for the disputed delivery;

(C) reject the disputed delivery; or

(D) take other action to remedy, or compensate for, the non-compliance.

8. GENERAL DUTIES

8.1 Exclusivity for CCA

During the Contract Period, Europa must not:

(a) sell, allow or procure any third party to sell, any Products to any person in the Territory, except to CCA; or

(b) import, manufacture, produce or supply any other Bitters product to any person in the Territory, except CCA.

8.2 **CCA responsibilities**

During the Contract Period, CCA must not:

(a) sell, allow or procure any third party to sell any Products to any person outside of the Territory;

(b) market, sell, distribute or supply (directly or indirectly) any of the Products to any person in the Territory who CCA knows or ought reasonably to know will market, sell, distribute, or supply the Products outside of the Territory.

8.3 **Europa responsibilities**

Europa must:

(a) not sub contract the manufacture of the Products or any part of the Products without the prior written consent of CCA, that consent which must not be unreasonably withheld;

(b) only employ competent persons in the manufacture, packaging, storing and delivery of the Products;

(c) keep accurate and detailed accounts and records of everything connected with the manufacture, packaging, storage and delivery of the Products including batch records and production records identifying the source of raw materials used in the manufacture of a delivery;

(d) subject to CCA complying with its obligations under the IP Co-existence Deed, to the extent they are applicable, permit CCA or its agents to inspect and take copies of or extracts from any document or information in the possession, custody or control of Europa which relates to the cost of the manufacture, packaging, storage and delivery of the Products and Europa's other obligations under this document upon 15 Business Days written notice to a maximum of 4 visits in any twelve month period, or on the occurrence of any price change in accordance with clause 9.2;

(e) subject to CCA complying with its obligations under the IP Co-existence Deed, to the extent they are applicable, permit CCA or its agents at all reasonable times to inspect all facets of the manufacture, packaging, storage and delivery of the Products upon 3 Business Days' written notice to a maximum of 4 access visits in any twelve month period;

(f) subject to CCA complying with its obligations under the IP Co-existence Deed, to the extent they are applicable, cause its officers, advisers, employees and agents to give such reasonable assistance, explanation and information concerning the manufacture, packaging, storage and delivery of the Products so CCA can be fully informed of Europa's operations under this agreement;

(g) subject to CCA complying with its obligations under the IP Co-existence Deed, to the extent they are applicable, perform quality control testing to ensure each Product meets the specifications and the quality standards, complying with any procedures notified by CCA, and subject to any procedures so notified, in accordance with Europa's own practices;

(h) retain for 12 months a sample of each Product in each delivery by CCA;

(i) not make any modifications or alterations to a Product that is sold to CCA without CCA's prior written authorisation; and

(j) promptly inform CCA of and transfer to CCA the benefit of any improvement or development made or capable of being made to a Product of which Europa becomes aware.

(k) assist CCA if it wishes to investigate any customer complaint or Product return, with Europa;

(l) not during the Contract Period do anything which might injure or destroy the market in the Territory for the Products;

(m) not do anything which would denigrate the good name of CCA and the Products or bring CCA or the Products into disrepute.

8.4 **AUSTRALIAN BITTERS Brand**

Europa must ensure that the Products and their labelling satisfy all applicable requirements, including but not limited to the requirements under the Australian Consumer Law to be labelled as "*Products of Australia*" and bear the AUSTRALIAN BITTERS Brand. In particular, Europa must ensure that, at all times:

(a) each significant ingredient or significant component used in the Products is of Australian origin; and

(b) all, or virtually all, processes involved in the production and manufacture of the Products occurred or occurs in Australia.

Europa must indemnify CCA and its officers, employees, agents and nominees and must pay CCA on demand the amount of any Loss (including loss of profit and consequential Loss) arising from or in relation to any Product that does not satisfy the requirements set out in this clause.

8.5 **Promotion**

(a) Europa must:

(i) promptly refer to CCA all leads, prospects, and related information about potential buyers of any Products within the Territory; and

(ii) promptly notify CCA of any anticipated delay in manufacturing or delivery of any Products.

(b) CCA must promptly refer to Europa all leads, prospects, and related information about potential buyers of any Products in all areas other than the Territory.

9. **PRICE**

9.1 **True up**

(a) From the Start Date, the price of Products will be calculated at the Threshold Price that was paid for the last order made under the terms of the Distributorship Agreement until the total amount of Products ordered reaches a New Threshold Amount.

(b) The price of Products ordered by CCA immediately after a Threshold Amount is reached, and for every subsequent order made by CCA will be calculated at the New Threshold Price until a further Threshold Amount is reached.

(c) On each anniversary of the Start Date, the price of the Products to be paid for the first order in respect of that year, and for every subsequent order made by CCA will be calculated by reference to the Threshold Price applicable to the total amount of Products purchased by CCA in the preceding twelve months, until a further Threshold Amount is reached.

(d) A rebate, calculated on the below formula will be applied to the order placed by CCA immediately after the Threshold Amount is reached (**Rebate**):

N x (P1 – NTP)

where:

N = the total number of Products ordered by CCA since the more recent of:

(a) the Start Date; or

(b) an anniversary of the Start Date

P1 = the price paid by CCA in the previous order

NTP = the New Threshold Price

(e) If the amount of the Rebate exceeds the total amount payable by CCA for the order upon which the Rebate is applied, the balance of the Rebate will be applied to the next order placed by CCA.

(f) On each anniversary of the Start Date, the parties will calculate the total amount of Products ordered (and not returned) by CCA during the preceding twelve month period, and:

(i) if the total amount of Products ordered in the preceding twelve months is greater than the Threshold Amount by reference to which the price paid by CCA for that period has been calculated, then Europa will apply a Rebate calculated in accordance with the formula set out above to the next order made by CCA (where CCA will not make any further orders, Europa will pay the Rebate to CCA within 14 days of the calculation); or

(ii) if the total amount of Products ordered in the preceding twelve months is less than the Threshold Amount by which the price paid by CCA for that period has been calculated, then CCA will pay to Europa within 14 days of the calculation, the difference between:

(A) the relevant Threshold Price; multiplied by the total amount of Products ordered by CCA in the preceding twelve months; and

(B) the amount actually paid by CCA for the Products in the preceding twelve months.

(g) Any Rebate which has been applied during any twelve month period referred to in clause 9.1(d) must be deducted for the purposes of the calculation of the Rebate (if any) under clause 9.1(f)(i) or 9.1(f)(ii) above.

9.2 **Price changes**

(a) Europa must not increase its prices for the Products during the Contract Period except as set out below:

(i) price changes must not occur more than once in any twelve month period (and therefore given that Europa has, prior to the date of this document, notified CCA of a price increase to take effect on 26 January 2017, no further price change may occur prior to 26 January 2018);

(ii) subject to clause 9.2(a)(iii), 9.2(b) and 9.2(e), the price of a Product following any price change must not exceed the greater of:

(A) the price of that Product immediately prior to the price change; and

(B) the amount determined in accordance with the following formula:

$$P \times \frac{CPI_2}{CPI_1}$$

where:

P is the price of that Product immediately prior to the price change;

CPI_1 is the Consumer Price Index for the calendar quarter which ended 12 months prior to the calendar quarter referred to in CPI_2; and

CPI_2 is the Consumer Price Index for the most recently ended calendar quarter;

(iii) Europa may pass any increase in production costs as a result of any changes in Tax applicable to the Products; and

(iv) Europa must provide CCA with not less than 2 months' written notice prior to any price increases.

(b) Every 18 months from the Start Date, Europa and CCA will review together, in good faith, the prices for the Products to determine whether any other factors beyond Europa's control has had an impact on Europa's production costs in respect of the Products that may result in a further increase to the prices of the Products.

(c) If the manufacturing of the Products is relocated offshore with CCA's consent, Europa must adjust the prices for the Products taking into account any cost savings created as a result of the relocation.

(d) Europa, upon reasonable notice, without undue disruption to Europa's business and at Europa's expense, must permit CCA (or any agent reasonably appointed by CCA) reasonable supervised access to those of the Europa's books and records that are reasonably required to verify the price adjustments made in accordance with this clause.

(e) Notwithstanding anything else in the document, if CCA directs Europa to deliver the Products to any location other than CCA's Eastern Creek facility, Europa may pass on any increase in delivery costs as a result of CCA's direction.

(f) Information shared between Europa and CCA under this clause is to be used by the parties for the purpose of, and only in accordance with, this document and not for any other purpose.

10. PAYMENT

(a) CCA must pay Europa within 20 Business Days of the end of the month in which Europa sends CCA the invoice for Products delivered to CCA.

(b) Europa must issue a tax invoice at the time of delivery of the Products.

11. **DME**

(a) In consideration for CCA providing and carrying on marketing services, subject to clause 11(b), Europa agrees to pay CCA the DME Contribution Amount on all Products receipted by CCA from time to time.

(b) The aggregate of all DME Contribution Amounts payable by Europa in connection with Products receipted by CCA during any calendar year during the Contract Period (or, where any part of the Contract Period is not a whole calendar year, that part) may not exceed the DME Contribution Cap for that calendar year (or that part).

(c) Consistent with current practice, CCA will provide Europa with its monthly "Commercial DME Tracker" document (or a similar replacement document setting out a similar level of information) setting out DME on a monthly basis. Upon written request from Europa, CCA will provide Europa with reasonable evidence of the incurrence or accrual of all items of material DME. Nothing in this clause requires CCA to disclose any information to Europa where:

(i) to do so would cause CCA to breach any obligation of confidence; or

(ii) CCA considers (acting reasonably) that making such a disclosure to Europa would oblige it to make an ASX announcement concerning the matter.

(d) Subject to clause 11(e), the **DME Contribution Amount** is:

(i) for the 2017 calendar year, subject always to clause 11(b), $200,000; and

(ii) for the 2018 calendar year, for each litre of Product receipted by CCA during that calendar year, the amount determined by undertaking the following calculation:

(A) $200,000 divided by the actual volume of CCA's sales of Products during the 2017 calendar year, stated in litres; followed by

(B) adjusting the amount determined in clause 11(d)(ii)(A) in accordance with clause 11(e); and

(iii) for the 2019 calendar year and each subsequent calendar year during the Contract Period, for each litre of Product receipted by CCA during that calendar year, the DME Contribution Amount for the prior calendar year, adjusted in accordance with clause 11(e).

(e) On 1 January of each year during the Contract Period the DME Contribution Amount will be adjusted to the greater of:

(i) the DME Contribution Amount immediately prior to the adjustment; and

(ii) the amount determined in accordance with the following formula:

$$DCA \times \frac{CPI_2}{CPI_1}$$

where:

DCA is the DME Contribution Amount immediately prior to the adjustment;

AUSTRALIA\YZH\229997037.03

CPI_1 is the Consumer Price Index for the September quarter which ended 12 months prior to the September quarter referred to in CPI_2; and

CPI_2 is the Consumer Price Index for the most recently ended September quarter.

(f) For the 2017 calendar year, CCA must send to Europa tax invoices for the DME Contribution Amount as follows:

(i) by no later than 31 July 2017, CCA must send to Europa a tax invoice in an amount equal to 50% of all DME for the period from 1 January 2017 to 30 June 2017, up to a maximum of $200,000; and

(ii) by no later than 31 January 2018, CCA must send to Europa a tax invoice in an amount equal to 50% of all DME for the period from 1 January 2017 to 31 December 2017, up to a maximum of $200,000 and less any amount already invoiced to Europa pursuant to clause 11(f)(i).

(g) From 1 January 2018 onwards, by no later than the 30th Business Day following CCA receipting Products the subject of a purchase order (or, if the parties agree that DME Contribution Amounts will be invoiced quarterly, within 30 Business Days of the end of each quarter in relation to Products receipted by CCA during that quarter), CCA must send to Europa a tax invoice for the DME Contribution Amounts payable in connection with to those Products.

(h) Europa must pay any invoice delivered to it pursuant to clause 11(f) or clause 11(g) within 20 Business Days of the end on the month in which CCA sends Europa that invoice. If Europa fails to pay any invoice within that period, CCA may (but is not obliged to) set off the amount set out in that invoice against any amounts owed by it to Europa under this Agreement or otherwise.

(i) For the avoidance of doubt, CCA may determine how DME is incurred or accrued, and how the Products are marketed in the Territory, in its sole discretion.

(j) This clause 11 survives the termination or expiry of this document.

12. FORCE MAJEURE

If a party to this document is affected, or likely to be affected, by a Force Majeure Event:

(a) that party must give the other prompt notice of that fact including:

(i) full particulars of the Force Majeure Event;

(ii) an estimate of its likely duration;

(iii) the obligations affected by it and the extent of its effect on those obligations; and

(iv) the steps taken to rectify it; and

(b) the obligations under this document of the party giving the notice are suspended to the extent to which they are affected by the relevant Force Majeure Event as long as the Force Majeure Event continues.

(c) A party claiming a Force Majeure Event must use its best endeavours to remove, overcome or minimise the effects of that Force Majeure Event as quickly as possible. However, this does not require a party to settle any industrial dispute in any way it considers inappropriate.

(d) During any period in which a party to this document is not performing obligations because of a claimed Force Majeure Event, the other party may (but need not) obtain all its requirements of Products from any other source/make alternative arrangements for the performance, whether by another person or otherwise, of any obligation which the party claiming the Force Majeure Event is not performing without incurring any liability to that party provided always that:

(i) the party claiming the Force Majeure Event provides the other with written full particulars of the relevant alternative arrangements being taken;

(ii) the party claiming the Force Majeure Event terminates such alternative arrangements as soon as possible upon cessation of the Force Majeure Event; and

(iii) the party claiming the Force Majeure Event refrains, whenever practicable, from entering into any alternative arrangements which cannot be terminated at will.

13. INTELLECTUAL PROPERTY

(a) CCA grants to Europa an exclusive, royalty-free, non-transferable licence to use the AUSTRALIAN BITTERS Intellectual Property in the Territory, during the Contract Period, to the extent necessary to manufacture the Products.

(b) The parties agree that, apart from the licence expressly granted to Europa, Europa will have none of the powers conferred on an Authorised User by the Trade Marks Act and any other relevant Laws within the Territory.

(c) Europa must not:

(i) use the AUSTRALIAN BITTERS Intellectual Property in the Territory except in accordance with the terms of this document; and

(ii) modify, change or adapt any of the AUSTRALIAN BITTERS Intellectual Property in the Territory, without the express written consent of CCA.

(d) Each party must do everything reasonably necessary to protect and maintain the AUSTRALIAN BITTERS Intellectual Property in the Territory and must not cause or permit to be done anything which may damage or endanger the AUSTRALIAN BITTERS Intellectual Property in the Territory.

(e) During the Contract Period, Europa must, at CCA's reasonable expense, provide reasonable assistance to CCA where required for the maintenance or protection of the AUSTRALIAN BITTERS Intellectual Property in the Territory.

(f) Europa must:

(i) promptly notify CCA of any infringement or suspected infringement by a third party of any of the AUSTRALIAN BITTERS Intellectual Property in the Territory which comes to its attention; and

(ii) give reasonable assistance to CCA (at the cost of CCA) in any action CCA wishes to take about an infringement or suspected infringement of the AUSTRALIAN BITTERS Intellectual Property in the Territory.

14. GST

14.1 Interpretation

Terms defined in the GST Law have the same meaning in this clause unless the context otherwise requires.

14.2 GST pass on

If GST is or will be payable on a supply made under or in connection with this document, to the extent that the consideration otherwise provided for that supply under this document is not stated to include an amount in respect of GST on the supply:

(a) the consideration otherwise provided for that supply under this document is increased by the amount of that GST; and

(b) the recipient of the supply must make payment of the increase as and when the consideration otherwise provided for, or relevant part of it, must be paid or provided.

14.3 Later adjustment to price or GST

If there is an adjustment event in relation to a supply which results in the amount of GST on a supply being different from the amount in respect of GST already recovered by the supplier, as appropriate, the supplier within 14 days of becoming aware of the adjustment event:

(a) may recover from the recipient the amount by which the amount of GST on the supply exceeds the amount already recovered by giving 7 days' written notice; or

(b) must refund to the recipient the amount by which the amount already recovered exceeds the amount of GST on the supply; and

(c) must issue an adjustment note or tax invoice reflecting the adjustment event in relation to the supply to the recipient within 28 days of the adjustment event except where the recipient is required to issue an adjustment note or tax invoice in relation to the supply.

14.4 Tax invoices/adjustment notes

The right of the supplier to recover any amount in respect of GST under this document on a supply is subject to the issuing of the relevant tax invoice or adjustment note to the recipient within the time period within which the recipient is otherwise entitled to the relevant input tax credit except where the recipient is required to issue the tax invoice or adjustment note.

14.5 GST on claims and expenses

If a party provides a payment for or any satisfaction of a Claim or a right to Claim under or in connection with this document (for example, for misrepresentation or for a breach of any warranty or for indemnity or for reimbursement of any expense) that gives rise to a liability for GST, the provider must pay, and indemnify the claimant on demand against, the amount of that GST.

If a party has a Claim under or in connection with this document for a cost on which that party must pay an amount for GST, the claim is for the cost plus the amount for GST (except any amount for GST for which that party is entitled to an input tax credit).

If a party has a Claim under or in connection with this document whose amount depends on actual or estimated revenue or which is for a loss of revenue, revenue must be calculated

without including any amount received or receivable as reimbursement for GST (whether that amount is separate or included as part of a larger amount).

15. WARRANTIES

15.1 General representations and warranties

Each party represents and warrants that:

(a) **(status)** it and each of its subsidiaries is a company limited by shares under the Corporations Act;

(b) **(power)** it has full legal capacity and power:

(i) to own its property and to carry on its business; and

(ii) to enter into this document and to carry out the transactions that it contemplates;

(c) **(corporate authority)** it has taken all corporate action that is necessary or desirable to authorise its entry into this document and its carrying out the transactions that it contemplates;

(d) **(Authorisations)** it holds each Authorisation that is necessary or desirable to:

(i) execute this document and to carry out the transactions that it contemplates;

(ii) ensure that this document is legal, valid, binding and admissible in evidence; or

(iii) enable it to properly carry on its business,

and it is complying with any conditions to which any of these Authorisations is subject;

(e) **(documents effective)** this document constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration;

(f) **(no contravention)** neither its execution of this document nor the carrying out by it of the transactions that it contemplates, does or will, to the best of the knowledge and belief of each party:

(i) contravene any law to which it or any of its property is subject or any order of any Government Agency that is binding on it or any of its property;

(ii) contravene any Authorisation;

(iii) contravene any undertaking or instrument binding on it or any of its property; or

(iv) contravene its constitution.

(g) **(no litigation)** no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending, or to the knowledge of any of its officers after due inquiry, threatened which, if adversely decided, could have a material adverse effect on its ability to perform its obligations under this document;

(h) **(commercial benefit)** the execution by it of this document, and the carrying out by it of the transactions that it contemplates, is for its corporate benefit and in its commercial interests;

(i) **(solvency)** there are no reasonable grounds to suspect that it will not be able to pay its debts as and when they become due and payable; and

(j) **(no trust)** it is not entering into this document as trustee of any trust or settlement.

15.2 Product warranties

(a) Europa warrants to CCA that:

(i) each Product is sold free from any Security Interest or third party interest;

(ii) there are no undisclosed Security Interests in the Products;

(iii) Europa has the right to sell the Products; and

(iv) Europa is able to pass full legal and beneficial title in the Products to pass to CCA.

(v) the Products comply with all consumer guarantees that apply to the supply of goods to consumers under the Australian Consumer Law (as if the supply of the Products by Europa to CCA was a supply of goods to a consumer under that law), including but not limited to the following:

(A) the Products are of acceptable quality;

(B) the Products are reasonably fit for any purpose for which Europa represents they are reasonably fit, and any disclosed purpose for which the Products are being acquired by CCA (including, relevantly, that the Products will be resupplied to CCA's customers and ultimately consumed by individuals);

(C) Products supplied by description to CCA or by sample provided to CCA correspond to that description or sample;

(D) the Products comply with any express written warranty given or made by Europa in relation to the Products;

(b) the Products sold and their packaging and labels:

(i) are safe and are not a risk to health (when consumed responsibly); and

(ii) comply with the requirements of the laws applying in the Territory (for example, environmental laws and laws about dangerous goods); and

(c) the written information about the Products given by Europa to CCA at any time (for example, in Europa's booklets, or promotional material) is complete and accurate and is not misleading or deceptive or likely to mislead or deceive.

15.3 Europa's warranties

Europa warrants that:

(a) it holds and will comply with all necessary Authorisations required for the manufacture, packing, supply and storage of the Products;

(b) on delivery the Products are beneficially owned by Europa free from all encumbrances and third party interests;

(c) each Product will comply with the specifications and the quality standards previously agreed upon by the parties;

(d) each Product will be manufactured:

(i) with due care and skill;

(ii) in a proper and workmanlike manner; and

(iii) so the Product is fit for and capable of being used for the purpose intended; and

(e) nothing it does to manufacture the Products infringes any right of any third party.

15.4 CCA's warranties

CCA warrants that it has all the Authorisations for the distribution, sale, marketing, promotion and storage of the Products in the Territory.

16. INDEMNITIES AND LIMITATIONS

16.1 Indemnities given by Europa

Europa must indemnify CCA and each of its agents and employees and must pay CCA and each of its agents and employees on demand the amount of all Losses (including loss of profit), liabilities, costs, expenses and Taxes incurred in connection with:

(a) failure to perform or improper performance of its obligations under this document by Europa;

(b) any breach by Europa of the terms of this document;

(c) Europa's receipt, possession, handling, processing, manufacturing, packaging or delivery of any raw materials or any Product;

(d) any non-compliance of a Product with the specifications or the quality standards previously agreed by the parties;

(e) any liability of CCA for breach of a guarantee applied by Division 1 of Part 3-2 of the Australian Consumer Law;

(f) any breach or alleged breach by Europa of any law including any law applying to the receipt, possession, handling, processing, manufacturing, packaging or delivery of any Products or any raw materials;

(g) any negligent or wilful act or omission of Europa, its employees, subcontractors or agents,

to the extent permitted by law.

16.2 Indemnities given by CCA

CCA must indemnify Europa and each of its agents and employees and must pay Europa and each of its agents and employees on demand the amount of all Losses (including loss of profit), liabilities, costs, expenses and Taxes incurred in connection with;

(a) any failure to perform or improper performance of its obligations under this document by CCA; or

(b) any breach by CCA of the terms of this document;

(c) any breach or alleged breach by CCA of any law including any law applying to marketing, promotion, sale, distribution or storage of the Products; or

(d) any negligent or wilful act or omission of CCA, its employees, subcontractors, agents, to the extent permitted by law.

16.3 **Limitation of liability**

Europa's liability under this document is limited by:

(a) if Europa may make a claim under an insurance policy, the maximum amount recoverable under the relevant insurance policy; or

(b) if no claim may be made under an insurance policy, $20 million per occurrence.

17. **AUTHORISATIONS AND REGULATORY COMPLIANCE**

17.1 **Obtaining Authorisations**

(a) CCA must:

(i) at its own expense, do everything needed to apply for and obtain each Authorisation from a Government Agency required by Law in the Territory:

(A) for the distribution, storage and sale of the Products in the Territory; and

(B) in respect of any promotion or marketing initiatives either instigated by CCA or for which CCA is primarily responsible.

(ii) upon Europa's reasonable request, provide Europa with a copy of each Authorisation given to or obtained by CCA.

(b) Europa must:

(i) provide any assistance and do all things reasonably necessary, including providing any documentation or consent in order to assist CCA in obtaining any Authorisation required under clause 17.1(a). Any expenses incurred in providing assistance will be shared by Europa and CCA;

(ii) at its own expense do everything needed to apply for and obtain each Authorisation from a Government Agency required by Law in the Territory for the importation, production, manufacture, packing, labelling and packaging of the Products in the Territory; and

(iii) upon CCA's reasonable request, provide CCA with a copy of each Authorisation given to or obtained by Europa.

17.2 **Compliance**

(a) Europa must comply with all requirements of the law and of any Government Agency in the Territory in relation to the importation, production, manufacture, packing and packaging of the Products in the Territory.

(b) CCA must comply with all requirements of the law and of any Government Agency in the Territory for the distribution, storage, promotion, marketing and sale of the Products in the Territory.

(c) CCA must ensure that any labelling and packaging for the Products and any promotional and marketing materials produced by CCA in respect of the Product do not contain or display false, misleading or deceptive statements.

17.3 Notification

(a) A party must immediately notify the other party in writing in the event that it is notified:

(i) that an Authorisation is required; or

(ii) of any non-compliance with any requirement of any Law or any Government Agency, in respect of any aspect of the importation, production, manufacture, labelling, packaging, packing, promotion, marketing, distribution, storage or sale of the Products in the Territory.

(b) In the event that such a notification is received in relation to the importation, production, manufacture, packaging and packing of the Products, Europa must:

(i) take immediate action to obtain the required Authorisation (or assist CCA to obtain the required Authorisation if applicable) or rectify the non-compliance; and

(ii) keep CCA fully informed of the steps it is taking.

(c) In the event that such a notification is received in relation to the promotion, marketing, distribution, storage or sale of the Products, CCA must:

(i) take immediate action to obtain the required Authorisation (or assist Europa to obtain the required Authorisation if applicable) or rectify the non-compliance; and

(ii) keep Europa fully informed of the steps it is taking.

18. INSURANCE

18.1 Scope

Europa must effect and maintain the insurances (which, for the purposes of this clause 18.1 will be satisfied where Europa causes such insurances to be effected and maintained or where Europa is otherwise insured under such insurances) on terms acceptable to CCA and for the times and in the manner specified in this clause 18, without requiring insurance to be effected to the extent that a particular risk is insured against under other insurance effected in compliance with this clause 18;

(a) (**Product liability**) Europa must effect and maintain product liability insurance written on an occurrence basis with a limit of indemnity of not less than $20 million for each occurrence and in the aggregate for all occurrences in any 12 month policy period for product liability claims, which covers:

(i) Europa, its officers, employees and agents (including for liability to each other); and

(ii) CCA and its nominees for its vicarious liability for the acts or omissions of Europa, its officers, employees and agents,

for their respective liabilities for any:

(iii) loss of, damage to, or loss of use of, any tangible property (including any and all CCA property in the care, custody or control of Europa for a sub limit of not less than $5 million for each occurrence and in the aggregate for all occurrences in any 12 month policy period) for a sub limit of not less than $5 million for each occurrence and in the aggregate for all occurrences in any 12 month policy period); or

(iv) the bodily injury, disease, illness or death of any person,

caused by, arising out of, or in connection with:

(v) the negligent performance of any obligation or the exercise of any right under this document, including in respect of the manufacture, processing, alteration, repair, installation, procurement, supply, distribution or sale of any product by Europa;

(vi) any breach of this document by Europa, including breaches of any or all of warranties given by Europa under this document,

(b) (**product recall**) Europa must effect and maintain insurance with a limit of indemnity of not less than $5 million in the aggregate for all occurrences in any 12 month policy period covering the liability of Europa for the costs of recall of the Products.

(c) The insurances referred to in clause 18.1(a) (**product liability**) and clause 18.1(b) (**product recall**) must be effected before Europa commences performance of this document, and thereafter be maintained until the earlier of 3 years after the end of the Contract Period or the earlier termination of this document;

(d) The insurances referred to in this clause 18 must be effected with an insurer with a financial security rating of "A-" or better by Standard & Poors (or the equivalent rating with another recognised rating agency), or an insurer approved by CCA, acting reasonably, and must have either worldwide coverage or coverage in all countries making up part of the Territory.

(e) Europa must, on request, produce satisfactory evidence to CCA of the currency and terms of the insurances referred to in this clause, including:

(i) certificates of currency;

(ii) copies of all policies (provided that, in relation to commercially sensitive policies only, for the purpose of complying with this clause 18.1(e)(ii), such policies may be made available for inspection by CCA or CCA's advisers, at a place and time reasonably convenient to CCA or CCA's advisers); and

(iii) other evidence of the insurances which CCA reasonably requires.

(f) In respect of each insurance referred to in this clause 18 Europa must:

(i) pay (or cause to be paid) all premiums and deductibles as and when they are due;

(ii) not do anything or fail to do anything or (insofar as it is reasonably within its power) permit anything to occur which prejudices any insurance;

(iii) if necessary, rectify anything which might prejudice any insurance;

(iv) not cancel, materially adversely vary or allow an insurance policy to lapse without the prior written consent of CCA;

(v) immediately notify CCA of any event which may result in an insurance policy lapsing or being cancelled; and

(vi) immediately inform CCA if it becomes aware of any actual, threatened or likely claims (with the exception of claims or potential claims by CCA against Europa) which could materially reduce the available limits of indemnity or which may involve CCA, and must reinstate or replace any depleted aggregate limit of indemnity resulting from claims that are unrelated to the performance of this document, if requested to do so in writing by CCA.

18.2 Liability

Europa's liability under this document is limited by:

(a) if Europa is entitled to recover under an insurance policy set out in clause 18, the maximum amount recoverable under the relevant insurance policy; or

(b) if Europa is not entitled to recover under an insurance policy, $20 million per occurrence.

19. MANDATORY REPORTING AND PRODUCT RECALLS

19.1 Mandatory reporting obligations

(a) The parties acknowledge and agree that under the Australian Consumer Law they are required, as the suppliers of the Products, to report incidents where any Product is or may be associated with a death, serious illness or injury (Mandatory Reporting Incident) to the ACCC (in lieu of reporting to the Commonwealth Minister) within 2 days of becoming aware of the incident.

(b) If a party becomes aware of a Mandatory Reporting Incident or any incident which may possibly be a Mandatory Reporting Incident, that party must immediately (and at least within 24 hours) report that incident in writing to the other party.

(c) If it is unclear, or the parties disagree, as to whether or not an incident is a Mandatory Reporting Incident, CCA will decide whether or not the incident should be reported.

(d) In respect of any Mandatory Reporting Incident (including any incident which is determined to be a Mandatory Reporting Incident pursuant to clause 19.1(c)), the parties agree that:

(i) CCA will have the primary responsibility of reporting the Mandatory Reporting Incident to the ACCC and liaising with the ACCC in relation to any further steps required by the ACCC in relation to the relevant Product(s), including, any recalls of the Product(s) in accordance with clauses 19.2 and 19.4(d); and

(ii) Europa must assist and do all things reasonably necessary, including providing documentation in order to assist CCA in reporting the Mandatory Reporting Incident and liaising with the ACCC pursuant to clause 19.1(d)(i).

19.2 Voluntary product recalls

(a) The parties acknowledge and agree that any of the Products may be voluntarily recalled at the parties' initiation, including:

(i) where the Products will or may cause injury to another person;

(ii) where a reasonably foreseeable use of the Products will or may cause injury to another person;

(iii) following a Mandatory Reporting Incident;

(iv) where the Product(s) or the packaging or labelling of the Product(s) do not comply with the requirements of any applicable Law or regulatory requirement or otherwise fail to meet the requirements set out in clause 17.

(b) If a party becomes aware of any incident or reason which may possibly be a basis for a voluntary recall of any of the Products, that party must immediately (and at least within 24 hours) report that incident in writing to the other party.

(c) If it is unclear, or the parties disagree, as to whether or not there is a basis for a voluntary recall of the relevant Product(s), CCA will decide whether or not a voluntary recall of the relevant Product(s) should be initiated.

(d) In the event that a voluntary recall of any Product(s) is to be initiated:

(i) CCA will have the primary responsibility of initiating and conducting the voluntary recall, including:

(A) notifying and liaising with the relevant Government Agencies and regulatory authorities; and

(B) issuing the recall notice to consumers and retailers; and

(ii) Europa must assist and do all things reasonably necessary, including providing documentation in order to assist CCA in initiating and conducting the voluntary recall of the relevant Product(s).

19.3 Compulsory product recalls

If a Government Agency or other regulatory authority issues or requires a compulsory recall of any Product(s), the parties acknowledge and agree that:

(a) CCA will have the primary responsibility for liaising with the relevant Government Agency in relation to the recall; and

(b) Europa must assist and do all things reasonably necessary, including providing documentation in order to assist CCA and / or the relevant Government Agency in relation to the recall of the relevant Product(s).

19.4 Costs and liability

(a) Unless a Mandatory Reporting Incident or product recall (whether voluntary or compulsory) is the result of any breach of this document by CCA or act or omission of CCA, Europa must:

(i) take prompt action to investigate, cease and / or prevent the cause of that Mandatory Reporting Incident or product recall and keep CCA informed in writing of all steps it is taking in this regard; and

(ii) indemnify CCA and its officers, employees, agents and nominees on demand the amount of all Loss (including Loss incurred as a direct or indirect result of any consumer claim) arising from the Mandatory Reporting Incident or product recall.

(b) If a Mandatory Reporting Incident or product recall (whether voluntary or compulsory) is the result of any breach of this document by CCA or act or omission of CCA, CCA must:

(i) bear its costs as well as Europa's costs in performing its obligations under this clause 19; and

(ii) indemnify Europa from any all Loss it suffers as a result of the Mandatory Reporting Incident or product recall, excluding any costs incurred in accordance with clauses 19.1(d)(i), 19.1(d)(ii) or 19.3(b).

(c) Europa's liability under clause 19.4(a)(ii), shall be reduced proportionately to the extent that any action, omission or conduct of CCA contributed to the Mandatory Reporting Incident or product recall (whether voluntary or compulsory).

(d) CCA's liability under clause 19.4(b)(ii), shall be reduced proportionately to the extent that any action, omission or conduct of Europa contributed to the Mandatory Reporting Incident or product recall (whether voluntary or compulsory).

20. TERMINATION

20.1 Termination by party after notice to rectify

If a party is in breach of this document and fails to remedy that breach within 28 days after receiving written notice from the other party specifying the breach and requiring the breach to be remedied, the other party may immediately terminate this document.

20.2 Insolvency Event

A party may immediately terminate this document by notice to the other party if that other party is affected by an Insolvency Event.

20.3 Change of Control

(a) Either party may terminate this document if the other party is affected by a Change of Control, unless the party not affected by the Change of Control has given its prior written consent to that Change of Control, which is not to be unreasonably withheld or delayed.

(b) Subject to clause 20.3(c), a Change of Control occurs in relation to a body corporate or entity (the **body**) where:

(i) an entity that Controls the body ceases to Control the body;

(ii) an entity that does not Control the body comes to Control the body; or

(iii) an entity that is a direct competitor with CCA in the beverages industry comes to hold, directly or indirectly, a legal or beneficial interest in any shares in the body.

(c) No Change of Control occurs if:

(i) the entity that ceases to Control the body under clause 20.3(b)(i) was, immediately beforehand, a wholly-owned subsidiary of a body corporate that Controls the body and that body corporate continues to control the body referred to in clause 20.3(b)(i); or

(ii) the entity that comes to Control the body under clause 20.3(b)(ii) is, immediately afterward, a wholly-owned subsidiary of a body corporate that previously Controlled and continues to Control the body;

(iii) it results from a Change in Control of a listed entity; or

(iv) a shareholder of Europa transfers its interest to his or her closely related party.

(d) In this clause each of **body corporate**, **listed**, **closely related party** and **wholly-owned subsidiary** have the meanings given in section 9 of the Corporations Act and **entity** has the meaning given in section 64A of the Corporations Act.

(e) If Europa, or any entity that Controls Europa, wishes to list its shares or securities on a recognised stock exchange in a manner which, if completed, would cause a Change of Control of Europa (a **Relevant Listing**) then Europa may, prior to the occurrence of the Relevant Listing, deliver a notice to CCA (a **Listing Notice**) setting out reasonable details of the Relevant Listing and requesting that CCA gives its prior written consent to the Relevant Listing pursuant to clause 20.3(a). Following the giving of a Listing Notice:

(i) Europa must use its reasonable endeavours to promptly respond to any questions CCA may have concerning the Relevant Listing; and

(ii) CCA will consider Europa's request in good faith and use its reasonable endeavours to provide a response to that request as soon as reasonably practicable (and in any case within 20 Business Days).

20.4 Effect of Termination

If this document is terminated under clause 20.1, 20.2, or 20.3 then all rights and obligations under this document terminate other than:

(a) any clause which is expressed to survive termination of this document; and

(b) rights that accrue before or on termination.

21. ASSIGNMENT

Europa may only assign, encumber, declare a trust over or otherwise deal with its rights under this document with the written consent of CCA, consent not to be unreasonably withheld. In the case of an assignment to a third party, CCA must not unreasonably withhold its consent if the third party is:

(a) solvent;

(b) of good repute;

(c) agrees to be bound by the terms of this agreement; and

(d) not a direct competitor of CCA; or

(e) not controlled by, or does not control, a direct competitor of CCA.

22. CONFIDENTIALITY

22.1 Use and disclosure of Confidential Information

A party (**Recipient**) which acquires Confidential Information of another party (**Discloser**) must not:

(a) use any of the Confidential Information except to the extent necessary to exercise its rights and perform its obligations under this document; or

(b) disclose any of the Confidential Information except in accordance with the exceptions set out below.

22.2 Disclosures to personnel and advisers

(a) The Recipient may disclose Confidential Information to an officer, employee, agent, contractor, or legal, financial or other professional adviser if:

(i) the disclosure is necessary to enable the Recipient to perform its obligations or to exercise its rights under this document; and

(ii) prior to disclosure, the Recipient informs the person of the Recipient's obligations in relation to the Confidential Information under this document and obtains an undertaking from the person to comply with those obligations.

(b) The Recipient must ensure that any person to whom Confidential Information is disclosed under clause 22.2(a) keeps the Confidential Information confidential and does not use it for any purpose other than as permitted under clause 22.2(a).

22.3 Disclosures required by law

(a) Subject to clause 22.3(b), the Recipient may disclose Confidential Information that the Recipient is required to disclose:

(i) by law or by order of any court or tribunal of competent jurisdiction; or

(ii) by any Government Agency, stock exchange or other regulatory body.

(b) If the Recipient is required to make a disclosure under clause 22.3(a), the Recipient must:

(i) to the extent possible, notify the Discloser immediately it anticipates that it may be required to disclose any of the Confidential Information;

(ii) consult with and follow any reasonable directions from the Discloser to minimise disclosure; and

(iii) if disclosure cannot be avoided:

(A) only disclose Confidential Information to the extent necessary to comply; and

(B) use reasonable efforts to ensure that any Confidential Information disclosed is kept confidential.

22.4 Restrictions on public announcements

Subject to clause 22.3, no party may directly or indirectly make a public announcement about or comment on the contents of this document including any discussions between the parties without the prior written consent of the other party.

22.5 Recipient's return or destruction of documents

On termination of this document the Recipient must immediately:

(a) deliver to the Discloser all documents and other materials containing, recording or referring to Confidential Information; and

(b) erase or destroy in another way all electronic and other intangible records containing, recording or referring to Confidential Information,

which are in the possession, power or control of the Recipient or of any person to whom the Recipient has given access.

22.6 Security and control

The Recipient must:

(a) keep effective control of the Confidential Information; and

(b) ensure that the Confidential Information is secure from theft, loss, damage or unauthorised access or alteration.

22.7 Privacy

For Confidential Information that is personal information (as defined in the *Privacy Act 1988* (Cth)), the Recipient must comply with the *Privacy Act* and the National Privacy Principles, and must do all that is reasonably needed on its part to enable the Discloser to comply with them.

22.8 Customer lists

For the avoidance of doubt, Confidential Information includes CCA's customer lists and details and are to be retained by CCA.

22.9 Recipes

(a) The parties acknowledge and agree that the Recipes are Confidential Information and should not be disclosed to any third parties.

(b) Europa warrants that it will do all things necessary to maintain and protect the confidentiality of any Recipe.

(c) CCA warrants that it will do all things reasonably necessary to maintain and protect the confidentiality of any Recipe.

22.10 Procedure for familiarising CCA with Recipes

(a) To the extent that they have not already done so prior to the date of this document, the parties agree to take the following steps in relation to the Recipes:

(i) within 7 days of the date of this document, each of Europa and CCA will comply with their respective obligations under the IP Co-existence Deed

concerning the obtaining of confidentiality undertakings from their respective officers and employees, to the extent they are applicable;

(ii) within 14 days of the date of this document, Europa will provide each Recipe (including lists of ingredients, amounts of each ingredient and the process to be followed in order to create the relevant Product) in writing to Shane Richardson and Richard Conway; and

(iii) by no later than 31 January 2017, Europa must permit two CCA employees (subject to those employees having provided confidentiality undertakings in accordance with the IP Co-existence Deed) (the **CCA Representatives**) the CCA Representatives to observe and record the manufacturing of each Product at Europa's facilities and make its personnel who manage the manufacturing of the Products available for interview by the CCA Representatives.

(b) During the Contract Period CCA may, subject to complying with its obligations under the IP Co-existence Deed, to the extent they are applicable, periodically require, by written notice to Europa, that the processes described in clauses 22.10(a)(ii) and 22.10(a)(iii) are repeated within the same timeframes (except that CCA may change the CCA Representatives by specifying the same in that written notice). CCA may not require the repetition of these processes more than once per calendar year except:

(i) if CCA is required to change a CCA Representative as a result of the outgoing CCA Representative no longer occupying a relevant position with CCA, in which case CCA may request an additional repetition of the processes at any time to familiarise the new CCA Representative with the manufacture of the Products;

(ii) if there is any new Recipe or change to any Recipe, in which case CCA may request an additional repetition of the processes at any time to familiarise itself with the new or changed Recipe; or

(iii) during the last year of the Contract Period, in which case CCA may request an additional repetition of the processes at any time during that period to familiarise itself with the Recipes and the manufacture of the Products prior to the expiry of this agreement.

23. DISPUTE RESOLUTION AND EVIDENCE

(a) If a dispute arises between the parties in connection with this document, the parties undertake in good faith to use all reasonable endeavours to settle the dispute.

(b) If the parties are unable to settle a dispute within 7 days of commencement of discussions on the dispute then either party may implement the following dispute resolution procedure, by written notice to the other party (**Dispute Notice**).

(c) If any Dispute Notice is given, Europa and CCA must:

(i) each appoint a representative with authority to resolve the matter to meet and discuss the matters raised in the Dispute Notice; and

(ii) ensure that its representative:

(A) meets with the other representative to discuss each matter raised in the Dispute Notice; and

(B) makes a genuine effort to negotiate an agreement on each such matter,

within 30 days after the Dispute Notice is given.

(d) No party may commence court proceedings relating to the dispute (except where that party seeks urgent interim or interlocutory relief) unless:

(i) the relevant party has complied with this clause 23; and

(ii) the dispute is not resolved within the 30 day period referred to in clause 23(c) above.

(e) If a party fails to comply with this clause 23, the other party need not comply with this clause 23 before commencing court proceedings.

(f) The parties acknowledge that the purpose of any exchange of information or documents or the making of any offer of settlement pursuant to this clause 23 is to attempt to settle the dispute between the parties. No party may use any information or documents obtained through the dispute resolution process established by this clause 23 for any purpose other than in an attempt to settle a dispute between them.

24. NOTICES

A notice, consent or other communication under this document is only effective if it is in writing, signed and either left at the addressee's address or sent to the addressee by mail, fax or email.

A notice, consent or other communication that complies with this clause is regarded as given and received:

(a) if sent by mail, 3 working days after it is posted; and

(b) if sent by email, on the day on which it was transmitted or, if transmitted after 5.00 pm (Sydney time), on the next Business Day.

A person's addresses and fax number are those set out below, or as the person notifies the sender:

Europa

Address: 29 Anvil Road, Seven Hills NSW 2147
Email Address: ***raj@europa.net.au***
Attention: Raj Beri

CCA

Address: Level 14, 40 Mount Street,
North Sydney, NSW, 2060
Email Address: ***secretariat@ccamatil.com***
Attention: Company Secretary

25. PPSA

25.1 Security Interest

(a) CCA acknowledges this document and each order placed by CCA constitute a security agreement for the purposes of section 20 of the PPSA. In respect of any Products sold to CCA from time to time under this document, until such time as CCA has paid the price of those Products, a security interest as defined in the PPSA exists and/or is granted in those Products by CCA in favour of Europa (**Security Interest**). CCA

further acknowledges that such Security Interest is a purchase money security interest as defined in section 14 of the PPSA.

(b) Europa acknowledges and agrees that the Security Interest does not prevent CCA selling any of the Products from time to time in the ordinary course of its business.

(c) Europa agrees to submit to CCA for CCA's approval (such approval not to be unreasonably withheld or delayed) the details of any financing statement it proposes to register against CCA prior to registration on the Personal Property Securities Register.

25.2 Rights

(a) CCA agrees that the following provisions (which would otherwise apply in any enforcement of the Security Interest) do not apply and CCA waives its rights under these provisions of the PPSA:

(i) to redeem the Products (section 142); and

(ii) to reinstate the security agreement (section 143).

(b) CCA agrees that where Europa has rights in addition to those under Chapter 4 of the PPSA, those rights will continue to apply.

(c) CCA acknowledges that it has received value as at the date of first delivery of the Products and has not agreed to postpone the time for attachment of the Security Interest.

25.3 Amendment demands

Until ownership of the Products passes to CCA in accordance with this document, CCA must not give Europa a written demand requiring Europa to register a financing change statement on the PPS Register.

26. GENERAL

26.1 Governing law

(a) This document is governed by the laws of the State of New South Wales.

(b) Each party submits to the jurisdiction of the courts of that State and of any court that may hear appeals from any of those courts for any proceedings in connection with this document.

26.2 Liability for expenses

Each party must pay its own expenses incurred in negotiating, executing, stamping and registering this document.

26.3 Relationship

The parties are independent contractors. This document is not intended to create a relationship of employer and employee, principal and agent, partnership or joint venture, or a fiduciary relationship. Neither party is authorised to commit the other party (except as expressly set out in this document).

26.4 Duty of co operation

Each party must:

(a) do all that is needed on its part to enable the other party to perform any obligation under this document which cannot be performed effectively without the co-operation of both parties;

(b) not do anything with the intention of making it impossible to perform its own obligations under this document, or to make it impossible for the other party to carry out its obligations under this document.

26.5 Giving effect to this document

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this document.

26.6 Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a) no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b) a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c) the exercise of a right does not prevent any further exercise of that right or of any other right.

26.7 Operation of indemnities

(a) Each indemnity in this document survives the expiry or termination of this document.

(b) A party may recover a payment under an indemnity in this document before it makes the payment.

26.8 Consents

Where this document contemplates that a party may agree or consent to something (however it is described), that party may:

(a) agree or consent, or not agree or consent, in its absolute discretion; and

(b) agree or consent subject to conditions,

unless this document expressly contemplates otherwise.

26.9 Inconsistency with other documents

If this document is inconsistent with any other document or agreement between the parties, this document prevails to the extent of the inconsistency.

26.10 Counterparts

This document may be executed in counterparts.

26.11 Amendment

This document can only be amended or replaced by another document executed by the parties.

26.12 **Operation of this document**

(a) Subject to clause 26.12(b), this document contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this document and has no further effect.

(b) Any right that a person may have under this document is in addition to, and does not replace or limit, any other right that the person may have.

(c) Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

SCHEDULE 1

Current Product List, Price Thresholds and Amounts

Product	**Threshold**	**Threshold Price (up to 25 January 2017 (inclusive))***	**Threshold Price (from 26 January 2017)***
Australian Bitters – 250ml bottle – all variants/flavours (including Aromatic, and any other variants/flavours introduced following the date of this agreement) – supplied in a case of 12 bottles with dividers and no inner carton (**250ml SKUs**)	0-300,000 250ml bottles in a twelve month period	$8.1158 per 250ml bottle (**250ml Base Price**)	$8.2375 per 250ml bottle (**250ml Base Price**)
	300,001-500,000 250ml bottles in a twelve month period (**250ml Threshold 1 Amount**)	90.48% of Base Price = $7.3432 per 250ml bottle (**250ml Threshold 1 Price**)	90.48% of Base Price = $7.4533 per 250ml bottle (**250ml Threshold 1 Price**)
	500,001-700,000 250ml bottles in a twelve month period (**250ml Threshold 2 Amount**)	81.45% of Base Price = $6.6103 per 250ml bottle (**250ml Threshold 2 Price**)	81.45% of Base Price = $6.7094 per 250ml bottle (**250ml Threshold 2 Price**)
	700,001+ 250ml bottles in a twelve month period (**250ml Threshold 3 Amount**)	74.94% of Base Price = $6.0820 per 250ml bottle (**250ml Threshold 3 Price**)	74.94% of Base Price = $6.1731 per 250ml bottle (**250ml Threshold 3 Price**)
Australian Bitters – 125ml bottle – all variants/flavours (including Aromatic, Orange, Grapefruit and Barrel Spice Bitters, and any other variants/flavours introduced following the date of this agreement) – supplied in a case of 12 bottles with dividers and no inner carton	Initial price is $6.00 per 125ml bottle. CCA and Europa have agreed that the viability of these SKUs and their pricing will be reviewed 12-18 months following the date of this document (or earlier if necessary).		

Product	Threshold	Threshold Price (up to 25 January 2017 (inclusive))*	Threshold Price (from 26 January 2017)*
Australian Bitters – 125ml bottle – all variants/flavours (including Aromatic, Orange, Grapefruit and Barrel Spice Bitters, and any other variants/flavours introduced following the date of this agreement) – supplied in case of 12 bottles with an inner carton	Initial price is $6.50 per 125ml bottle. CCA and Europa have agreed that the viability of these SKUs and their pricing will be reviewed 12-18 months following the date of this document (or earlier if necessary).		

* Change in Threshold Price on 26 January 2017 is as a result of Europa notifying CCA of a price increase on 25 November 2016 pursuant to the terms of the Distributorship Agreement. For the avoidance of doubt, the initial pricing of 125ml products as set out above will not change on 26 January 2017.

SCHEDULE 2

Intellectual Property

1. Registered Trade Marks

Trade Mark	Trade Mark No.	Country	Classes	Status	Renewal Due	Owner
	1589610	Australia	33	Accepted	N/A	Europa International Pty Ltd

2. Unregistered Trade Marks

(a) AUSTRALIAN BITTERS

(b) AUSTRALIAN BITTERS COMPANY

(c) AUSTRALIAN BITTERS COMPANY AROMATIC BITTERS CRAFTED WITH CARE

(d) AUSTRALIAN BITTERS COMPANY BARREL SPICE BITTERS CRAFTED WITH CARE

(e) AUSTRALIAN BITTERS COMPANY GRAPEFRUIT BITTERS CRAFTED WITH CARE

(f) AUSTRALIAN BITTERS COMPANY ORANGE BITTERS CRAFTED WITH CARE

3. Copyright Works

(a)

(b)

(c)

(d)

SCHEDULE 3

Territory

The Territory is comprised of the following:

(a) the Commonwealth of Australia, including all States and Territories;

(b) the Commonwealth of New Zealand; and

(c) the Republic of Fiji,

except that:

(d) if none of CCA or any of its Related Parties has supplied any Products to any customer located in the Commonwealth of New Zealand by 1 January 2019, the Commonwealth of New Zealand will cease to be a Territory from that date; and

(e) if none of CCA or any of its Related Parties has supplied any Products to any customer located in the Republic of Fiji by 1 January 2019, the Republic of Fiji will cease to be a Territory from that date.

EXECUTED as an agreement.

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

EXECUTED by **EUROPA INTERNATIONAL PTY LTD**:

Signature of sole director	Signature of witness
ANIL BERI	ABRAHAM BARAK SCHWARCZ
Name	Name

EXECUTED by **COCA-COLA AMATIL (AUST) PTY LIMITED**:

Signature of director	Signature of director/~~secretary~~
SHANE RICHARDSON	ALISON WATKINS
Name	Name